Exhibit 21

Subsidiaries of Hallmark Financial Services, Inc.

Name of Subsidiary	Jurisdiction of Incorporation
American Hallmark Insurance Company of Texas*	Texas

Hallmark Finance Corporation*	Texas

ACO Holdings, Inc.*	Texas

Hallmark Claims Service, Inc.	Texas
(d/b/a Hallmark Insurance Company)

American Hallmark General Agency, Inc.	Texas
(d/b/a Hallmark Insurance Company)

Hallmark Underwriters, Inc.*	Texas

American Hallmark Agencies, Inc.*	Texas

Allrisk Insurance Agency, Inc.*	Texas

Hallmark Insurance Company*	Arizona

American Hallmark Insurance Services, Inc.*	Texas

Effective Claims Management, Inc.*	Texas

TGA Insurance Managers, Inc.*	Texas

Hallmark Specialty Insurance Company*	Oklahoma

Pan American Acceptance Corporation*	Texas

TGA Special Risk, Inc.*	Texas

Aerospace Holdings, LLC*	Texas

Aerospace Flight, Inc.*	Texas

Aerospace Insurance Managers, Inc.*	Texas

Aerospace Claims Management Group, Inc.*	Texas

Aerospace Special Risk, Inc.*	Texas

Heath XS, LLC*80%	New Jersey

Hardscrabble Data Solutions, LLC* 80%	New Jersey

Citon Agency, Inc* 49%	Florida

CYR Insurance Management Company*	Texas

Hallmark County Mutual Insurance Company*	Texas
(controlled through a management agreement)

Hallmark National Insurance Company*	Ohio

* Conducts business under its corporate name.